Exhibit 99.1

Active Power Reports Fourth Quarter and Year End 2013 Results

AUSTIN, Texas (Feb. 18, 2014) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the fourth quarter and full year ended Dec. 31, 2013.

Q4 2013 and Full Year Financial Highlights
•	Full year 2013 revenue was $61.7 million compared to $76.3 million in 2012.

•	Fourth quarter 2013 revenue increased $772,000 from the previous quarter to $13.9 million.

•	Annual service revenue increased $3.3 million or 23% to $17.5 million compared to 2012, marking the 10th consecutive year service revenue has increased.

Operational Highlights

•	Booked and shipped a large UPS order to IT partner IO, a global leader in software-defined data centers, for deployment at a world-class university’s high performance computing center on the east coast.

•	Appointed Jay Powers as CFO and vice president of Finance, bringing to the company more than 30 years of broad and deep experience at both domestic and international organizations in a variety of industries including manufacturing, power quality, and energy storage.

•	Appointed Randall J. Adleman as vice president of Global Sales and Marketing, bringing to Active Power more than two decades of sales and marketing leadership in the power quality, energy storage, and enterprise software sectors.

Q4 and Full Year 2013 Financial Results
Revenue in the fourth quarter of 2013 increased to $13.9 million from $13.2 million in the previous quarter and declined from $15.2 million in the fourth quarter of 2012. The increase and decline was primarily attributed to variations in MIS revenue. For the full year, total revenue was $61.7 million compared to $76.3 million in 2012. The decline was due to a 36% decrease in UPS sales and a 19% decrease in MIS sales, partially offset by a 23% increase in service revenue. The decrease in UPS sales was due to a large deal that represented more than 10% of total revenue in 2012 which was not repeated in 2013.

Gross margin in the fourth quarter of 2013 was 30.0%, flat from the previous quarter and compared to 39.5% in the fourth quarter of 2012. The decrease in gross margin compared to the fourth quarter of 2012 was primarily due to strong margins on ancillary products in the 2012 period and higher unabsorbed production costs in 2013. For the full year, gross margin was 31.4% compared to 32.4% in 2012.

Operating expenses were $8.0 million in the fourth quarter of 2013, compared to $6.9 million in the previous quarter and $6.3 million in the fourth quarter of 2012. The sequential increase was due to unexpected expenses including severance, CEO transition costs, stock-based compensation, relocation, and legal fees, partially offset by a reduction of bad debt expense and lower product development expenses. The increase from the year-ago quarter was due to many of the same items noted above.

For the full year, operating expenses increased to $27.0 million from $26.4 million in 2012. This increase was driven by higher product development expenses from investment in our next generation UPS product line, severance, relocation related to executive transitions, stock-based compensation, and legal fees, partially offset by lower recruiting and contract labor expenses and depreciation.

Net loss in the fourth quarter of 2013 was $4.1 million or $(0.21) per share, compared to a net loss of $3.1 million or $(0.16) per share in the previous quarter and net loss of $0.4 million or $(0.02) per share in the fourth quarter of 2012. The increase in net loss from the previous quarter and the fourth quarter of 2012 was primarily due to the items noted above. For the full year, net loss was $8.4 million or $(0.44) per share compared to a loss of $1.9 million or $(0.10) per share in 2012.

Adjusted EBITDA for the fourth quarter of 2013 was a negative $3.0 million compared to a negative $2.3 million in the previous quarter and a positive $0.5 million in the fourth quarter of 2012. For the full year, adjusted EBITDA was a negative $5.1 million compared to a positive $1.3 million in 2012. The adjusted EBITDA decrease in the periods is primarily due to higher net losses in the period. See “About Presentation of Adjusted EBITDA” below for our definition of adjusted EBITDA, a non-GAAP financial metric, and an important discussion about the use of this metric and its reconciliation to GAAP net loss, the most directly comparable GAAP financial measure.

Cash and cash equivalents totaled $12.3 million at Dec. 31, 2013, compared to $14.3 million in the previous quarter and $13.5 million at Dec. 31, 2012.

Management Commentary
“While it was a challenging year due to setbacks in China and executive transitions, we believe we exited the year in a strong position to grow the business,” said Mark A. Ascolese, president and CEO of Active Power. “We have a new leadership team in place, a streamlined organization to strengthen sales productivity, a new focus on bookings, and our first CleanSource HD products were shipped in the fourth quarter of 2013.”

“Our core foundational technology is the flywheel and its associated power electronics which we believe is still our most distinct competitive advantage and the basis of our current product offerings. Going forward, we view this technology as an enabler in all of our sales, marketing, and product development efforts and will use it as a template to ensure we do not stray from what we do best. Our priorities align with this strategy and are aimed at driving more consistent and predictable sales performance, leveraging the products and solutions we have available now to grow the business, and positioning the organization as an mission critical energy storage company.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, Feb. 18, 2014, at 8:30 a.m. (ET) to discuss its fourth quarter and year end 2013 results. Interested parties can dial into the conference call at the time of the event at (888) 312-9849. For callers outside the U.S. and Canada, please dial (719) 457-2666.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
 Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The combined benefits of its products' power density, reliability, and total cost of ownership are unmatched in the market and enable the world's leading companies to achieve their most forward thinking data center designs. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to exiting the year in a strong position to grow the business; strengthen sales productivity; focus on bookings; our most distinct competitive advantage; this technology as an enabler in our sales, marketing, and product development efforts and will use it as a template to ensure we do not stray from what we do best; driving more consistent and predictable sales performance; leveraging the products and solutions we have available now to grow the business; and positioning the organization as an mission critical energy storage company.

Such forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; our ability to borrow under our credit agreement or raise capital as needed to support the business; and product performance and quality issues.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Media Contact:
Lee Higgins
Senior Public Relations Manager
(512) 656-9435
lhiggins@activepower.com

Investor Contact:
Ron Both
Liolios Group, Inc.
(949) 574-3860
acpw@liolios.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2013	2012	2013	2012

Revenues:
Product revenue	$9,300	$11,497	$44,158	$62,031
Service and other revenue	4,626	3,750	17,541	14,284
Total revenue	13,926	15,247	61,699	76,315

Cost of goods sold:
Cost of product revenue	7,452	6,902	32,825	42,510
Cost of service and other revenue	2,298	2,325	9,478	9,091
Total cost of goods sold	9,750	9,227	42,303	51,601
Gross profit	4,176	6,020	19,396	24,714

Operating expenses:
Research and development	1,850	1,395	7,430	5,440
Selling and marketing	3,348	3,248	12,032	14,139
General and administrative	2,792	1,686	7,551	6,861
Total operating expenses	7,990	6,329	27,013	26,440
Loss from Operations	(3,814)	(309)	(7,617)	(1,726)

Interest expense, net	(88)	(81)	(370)	(327)
Other income (expense), net	(225)	(28)	(364)	131

Net Loss	$(4,127)	$(418)	$(8,351)	$(1,922)

Net Loss per share, basic and diluted	$(0.21)	$(0.02)	$(0.44)	$(0.10)

Shares used in computing net loss per share, basic and diluted	19,398	19,134	19,193	18,584

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$12,261	$13,524
Restricted cash	520	-
Accounts receivable, net of allowance for doubtful accounts of $313 and $488 at December 31, 2013 and December 31, 2012, respectively	9,075	17,862
Inventories, net	12,020	11,079
Prepaid expenses and other	680	567
Total current assets	$34,556	$43,032
Property and equipment, net	3,056	2,458
Deposits and other	295	309
Total assets	$37,907	$45,799

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,993	$4,036
Accrued expenses	5,583	4,948
Deferred revenue	2,749	4,568
Revolving line of credit	5,535	5,535
Total current liabilities	$16,860	$19,087
Long-term liabilities	741	713
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 19,452 and 19,171 issued and 19,388 and 19,125 outstanding at December 31 2013 and 2012, respectively	19	19
Treasury stock	(215)	(144)
Additional paid-in capital	290,964	288,619
Accumulated deficit	(271,168)	(262,817)
Other accumulated comprehensive income	706	322
Total stockholders' equity	$20,306	$25,999
Total liabilities and stockholders' equity	$37,907	$45,799

Active Power, Inc.
Supplemental Information

Revenue by Product	3 Months Ended				12 Months Ended
	December 31,				December 31,
	2013	% of total	2012	% of total	2013	% of total	2012	% of total
UPS	$5,889	42%	$6,811	44%	$22,620	37%	$35,366	46%
MIS	3,411	25%	4,686	31%	21,538	35%	26,665	35%
Total Product Revenue	9,300	67%	11,497	75%	44,158	72%	62,031	81%
Service	4,626	33%	3,750	25%	17,541	28%	14,284	19%
Total Revenue	$13,926	100%	$15,247	100%	$61,699	100%	$76,315	100%

Revenue by Geography

Americas	$11,278	81%	$11,632	76%	$50,365	82%	$48,190	63%
EMEA	1,448	10%	2,338	16%	6,941	11%	21,917	29%
Asia	1,200	9%	1,277	8%	4,393	7%	6,208	8%
Total Revenue	$13,926	100%	$15,247	100%	$61,699	100%	$76,315	100%

Adjusted EBITDA
(Thousands)

	Three		Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Income (Loss)	$(4,127)	$(418)	$(8,351)	$(1,922)
Interest Expense	88	81	370	327
Depreciation Expense	280	327	1,084	1,282
Stock Based Compensation	784	279	1,700	1,410
Impairment of Long-Lived Assets	(3)	218	99	218
Adjusted EBITDA	$(2,978)	$487	$(5,098)	$1,315

About Presentation of Adjusted EBITDA
 Beginning with the reporting of results for the fourth quarter of 2012, the company began to report the measure of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.